Exhibit 10.7

April 26, 2014

Duston Williams

Dear Duston,

Nutanix, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1.	Position. You will serve as the Company’s Chief Financial Officer on a full-time basis and will report to Dheeraj Pandey, Chief Executive Officer. In this role, you will render such business and professional services in the performance of your duties, consistent with your position with the Company as shall reasonably be assigned to you by the Chief Executive Officer. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing the duties of Chief Financial Officer of the Company.

2.	Compensation. You will be paid a starting base salary at the rate of $250,000.00 per year, payable on the Company’s regular payroll dates. This base salary will be subject to adjustment pursuant to the Company’ s employee compensation policies in effect from time to time. In addition, you will be eligible for discretionary incentive compensation for the 2014-15 fiscal year of up to $150,000.00 bringing your overall on target compensation to $400,000.00. This discretionary incentive compensation will be subject to achievement of individual and corporate targets for the 2014-15 fiscal year, which targets will be set by the Chief Executive Officer and the Board within 60 days of your employment start date. Achievement of your targets and payment of your incentive compensation shall be determined by the Board in its sole discretion.

3.	Employee Benefits. As an employee of the Company, you will be eligible to participate in Company-sponsored benefits made available to senior executives of the Company. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

4.	Stock Options. Subject to the approval of the Board, you will be granted an option to purchase 1,460,000 shares of the Company’s Common Stock (the “Option”). The Option

Nutanix Inc 1740 Technology Drive San Jose, CA 95110 Ph: 408.520.0520 www.nutanix.com will be subject to the terms and conditions applicable to options granted under the Company’s 2010 Stock Plan (the “Plan”), as described in the Plan and the applicable stock option agreement (the “Stock Option Agreement”), which you will be required to sign. The exercise price per share will be equal to the fair market value per share on the date the Option is granted, as determined by the Board. There is no guarantee that the Internal Revenue Service will agree with the value determined by the Board. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s Common Stock. Subject to your continuous service with the Company, as described in the applicable stock option agreement, the shares subject to the Option will vest as follows:

a.	1,050,000 shares (the “Initial Shares”) will vest on the following schedule: 25% of the Initial Shares shall vest on the 12-month anniversary of your employment start date and 1/48th of the total Initial Shares will vest in monthly installments thereafter, subject to the acceleration provisions described below.

b.	205,000 shares (the “IPO Shares”) will vest upon the first to occur of the following events, provided that such event occurs within five years of your employment start date (the “Deadline”) (i) the effective date of a firm commitment underwritten initial public offering of the Company’s Common Stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (a “Company IPO”), and (ii) immediately prior to the closing of a Triggering Event (as defined in the Plan) in which the Company is valued (in terms of total consideration payable to the Company or stockholders of the Company, including consideration subject to escrow but excluding consideration subject to earnout) at $1.5 billion or more.

c.	205,000 shares (the “Valuation Shares”) will vest upon the first to occur of the following events, provided that such event occurs prior to the Deadline (i) at any point between the 18 month anniversary of a Company IPO and the Deadline (the “Measurement Period”), the average closing price of the Company’s Common Stock on a nationally recognized stock exchange over a consecutive 90 day period (the “Average Price”) reflects a market capitalization of the Company of $2.5 billion or more; and (ii) immediately prior to the closing of a Triggering Event in which the Company is valued (in terms of total consideration payable to the Company or stockholders of the Company, including consideration subject to escrow but excluding consideration subject to earnout) at $2.5 billion or more. If at the end of the Measurement Period, the highest Average Price during the Measurement Period did not reflect a market capitalization of $2.5 billion or more but did exceed $1.5 billion, you will vest in that portion of the Valuation Shares equal to (1) the actual market capitalization using the highest Average Price during the Measurement Period minus $1.5 billion divided by (2) $1.0 billion.

Any IPO Shares or Valuation Shares that have not vested prior to the Deadline shall not vest and shall terminate without consideration.

In the event that (1) the Valuation Shares vest pursuant to clause 4(c)(i) above; (2) the Company subsequently restates its financial statements filed pursuant to the Securities Exchange Act of 1934 as a result of a material error in such financial statements; (3)

Nutanix Inc 1740 Technology Drive San Jose, CA 95110 Ph: 408.520.0520 www.nutanix.com the Board determines in its sole discretion that the Valuation Shares would not have vested if the financial statements had been correct at the time the Valuation Shares actually vested; (4) no more than one (1) year has elapsed from the original filing date of the financial statements that are restated; and (5) the Board determines in its sole discretion that: (a) fraud or intentional misconduct by you or fraud or intentional misconduct that you were aware of caused the material restatement of the financial statements at issue, and (b) it would be in the best interests of the Company to recover the Recoverable Compensation (as defined below) from you; then, to the extent permitted by law, the Board in its discretion may seek from you return or repayment to the Company of the Valuation Shares or the proceeds received by you from the sale of the Valuation Shares (such amount, the “Recoverable Compensation”), minus taxes paid or payable by the you on the Recoverable Compensation.

5.	Change of Control. If (1) during your service with the Company, a Triggering Event occurs, (2) within 12 months following such Triggering Event, you are terminated by the Company or its successor for any reason other than Cause (as defined in the Plan) or you resign for Good Reason (as defined below) and (3) you comply with the Conditions (as defined below), then you will receive the following: (a) 100% of the then unvested Initial Shares subject to the Option will immediately vest and become exercisable as of the date of such termination, and (b) you will be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your base salary rate, as then in effect, for a period of six (6) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies.

If (1) during your service with the Company, a Triggering Event occurs, and (2) the Option is not assumed, substituted or otherwise continued or replaced with similar equity awards in connection with the Triggering Event (it being understood that similar equity awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Triggering Event) and (3) you comply with the Conditions, then 100% of the then unvested Initial Shares will vest and become exercisable immediately prior to the consummation of such Triggering Event (for purposes of clarity, the foregoing is intended to ensure that, if the Option will be terminated upon the consummation of a Triggering Event, you may exercise the Option, including the accelerated portions thereof, immediately prior to, and contingent upon, the consummation of the Triggering Event).

For purposes of this letter, “Good Reason” will mean without your express written consent (i) there is a significant reduction of your duties, position or responsibilities (at the Company or the business unit of a successor company consisting of the Company); (ii) a significant reduction in your base salary as in effect immediately prior to such reduction; (iii) a material reduction in the kind or level of employee benefits to which you are entitled with the result that your overall benefits package is significantly reduced; or (iv) you are relocated to a facility or a location more than 50 miles from your prior location, provided that any resignation for Good Reason must occur within 45 days of the change giving rise to the resignation for Good Reason.

Nutanix Inc 1740 Technology Drive San Jose, CA 95110 Ph: 408.520.0520 www.nutanix.com

For purposes of this letter, “Conditions” will mean (i) if your service has or is terminated, you have returned all Company property in your possession within 10 days following your termination; and (ii) you have executed a full and complete general release of all claims that you may have against the Company or persons affiliated with the Company in the form provided by the Company and such release has become effective no later than the 30th day after your termination.

6.	Severance. If (1) at any time prior to a Triggering Event, you are terminated by the Company for any reason other than Cause (as defined in the Plan) and (2) you comply with the Conditions, then you will receive the following: (a) three months (3/48ths) of the Initial Shares subject to the Option will immediately vest and become exercisable as of the date of such termination, and (b) you will be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your base salary rate, as then in effect, for a period of six (6) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies.

7.	Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Please note that we must receive your signed Confidential Information and Invention Assignment Agreement before your first day of employment.

8.	At-Will Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

9.

Conditions. Your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States, as required by law and also upon the successful completion of a background check and/or reference check. Should the Company choose to undertake a background investigation and reference check in accordance with applicable law, this investigation and reference check may include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. 1681a, and/or an investigative consumer report, as defined by FCRA, 15 U.S.C. 1681a, and California Civil Code 1786.2(c). This investigation will not include information bearing on your credit worthiness. This job offer is contingent upon a clearance of such a background investigation and/or reference check and upon your written authorization to obtain a consumer report and/or investigative consumer report. Refer to the enclosed Background

Nutanix Inc 1740 Technology Drive San Jose, CA 95110 Ph: 408.520.0520 www.nutanix.com

Check Disclosure and Authorization for important disclosures and a written authorization form.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

10.	Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employers, and that in performing your duties for the Company you will not in any way utilize any such information of your former employers. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

11.	Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

12.	Governing Law. This letter agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

13.	Section 409A. To the extent any severance payments or benefits will be made under the offer letter, they will be delayed as necessary pursuant to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder and any applicable state law equivalents (“Section 409A”), each as outlined below.

Notwithstanding anything to the contrary in this letter, no severance pay or benefits to be paid or provided to you, if any, pursuant to this letter that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to this letter that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.

Any severance payments or benefits under this letter that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your separation from service, or, if later, such time as required by the next paragraph. Except as required by the next paragraph, any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments shall be made

Nutanix Inc 1740 Technology Drive San Jose, CA 95110 Ph: 408.520.0520 www.nutanix.com as provided in this letter. In no event will you have discretion to determine the taxable year of payment for any Deferred Payments.

Notwithstanding anything to the contrary in this letter, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following your separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this letter agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Any amount paid under this letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of clause (i) above. For purposes of this letter, “Section 409A Limit” will mean two (2) times the lesser of: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding the taxable year of your separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which your separation from service occurred.

The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under this letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and you agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes imposed on you as a result of Section 409A.

14.	Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, you have had sufficient time to, and have carefully read and fully understand all the provisions of this letter agreement, and you are knowingly and voluntarily entering into this agreement.

Nutanix Inc 1740 Technology Drive San Jose, CA 95110 Ph: 408.520.0520 www.nutanix.com

15.	Entire Agreement. This letter, along with the Confidential Information and Invention Assignment Agreement, the Plan and the Stock Option Agreement, set forth the terms of your employment with the Company, and supersedes and replaces any prior representations, understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

[Signature Page Follows]

Nutanix Inc 1740 Technology Drive San Jose, CA 95110 Ph: 408.520.0520 www.nutanix.com

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on April 29, 2014.

We look forward to having you join us on or prior to June 6, 2014.

Sincerely,

Nutanix, Inc.

By:	/s/ Dheeraj Pandey

(Signature)	4/27/2014

Name:	Dheeraj Pandey
Title:	President & CEO

ACCEPTED AND AGREED:

Duston Williams

Signature	/s/ Duston Williams

Date	4/28/2014

Enclosed

Confidential Information and Invention Assignment Agreement 2010 Stock Plan, as amended Background Check Disclosure and Authorization

Nutanix Inc 1740 Technology Drive San Jose, CA 95110 Ph: 408.520.0520 www.nutanix.com